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News Release
For immediate release

EX-DISTRIBUTION TRADING DATE OF BCE COMMON SHARES

Montreal, (Quebec), July 6, 2006 – BCE Inc. (TSX, NYSE: BCE) announced today that under new settlement rules issued by the Toronto Stock Exchange (TSX) yesterday, BCE common shares will trade on an ex-distribution basis on the TSX on market opening on July 11, 2006, as it relates to the distribution of Bell Aliant Regional Communications Income Fund units (Units) to its shareholders pursuant to its plan of arrangement (BCE Arrangement).

Trades in BCE common shares that occur on July 6, 7, and 10, 2006 will have an accelerated cash settlement date of July 10, 2006, thereby permitting purchasers to participate in the BCE Arrangement.

BCE Caution Concerning Forward Looking Statements

Certain statements made in this press release, including, but not limited to, the proposed distribution of Units to BCE common shareholders, the proposed common share consolidation, the anticipated ex-distribution date of trading for BCE common shares, and other statements that are not historical facts, are forward-looking statements and are subject to important risks, uncertainties and assumptions. In particular, in making these statements, BCE has assumed, among other things, that the proposed transactions and subsequent distribution by BCE of Units and the common share consolidation will receive the required regulatory and other approvals and that the other conditions to the transactions will be satisfied or waived in accordance with their terms. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, readers are cautioned not to place undue reliance on these forward-looking statements.

For additional information with respect to certain of these and other assumptions and risk factors, please refer to (i) BCE Inc.’s MD&A for the year ended December 31, 2005 dated March 1, 2006 filed by BCE Inc. with the Canadian securities commissions (available on BCE’s website at www.bce.ca and on SEDAR at www.sedar.com), and with the U.S. Securities and Exchange Commission under Form 40-F (available on EDGAR at www.sec.gov), as updated in BCE Inc.’s 2006 First Quarter MD&A dated May 2, 2006, and (ii) the management proxy circular of BCE dated April 12, 2006 which has also been filed with these regulatory authorities. The forward-looking statements contained in this press release represent BCE’s expectations as of July 5, 2006 and, accordingly, are subject to change after such date. However, BCE disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, Units. The Units have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement of such Act.

About BCE Inc.
BCE is Canada’s largest communications company. Through its 28 million customer connections, BCE provides the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. Other BCE businesses include Canada’s premier media company, Bell Globemedia, and Telesat Canada, a pioneer and world leader in satellite operations and systems management. BCE shares are listed in Canada, the United States and Europe.

For media inquiries, please contact:

Pierre Leclerc
Bell Canada, Media Relations
416-581-3311
1-888-482-0809
pierre.leclerc@bell.ca

For investor inquiries, please contact:

Thane Fotopoulos
BCE, Investor Relations
514-870-4619
thane.fotopoulos@bell.ca